  Exhibit 99.1

ParkerVision Reports Second Quarter 2021 Results

JACKSONVILLE, Fla., August 13, 2021 – ParkerVision, Inc. (OTCQB: PRKR) (“ParkerVision”), a developer and marketer of technologies and products for wireless applications, today announced results for the three and six months ended June 30, 2021.

Second Quarter 2021 Summary and Recent Developments

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The district court in the Western District of Texas issued a favorable Markman ruling in ParkerVision’s second infringement case against Intel.

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ParkerVision amended its complaints in both pending cases against Intel to add Intel Wi-Fi products to the cellular products cited in the initial complaints.

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The court has indicated that given the number of patents at issue in the first Intel case, the first case will be split into two trials, resulting in an aggregate of three trials against Intel.

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As a result of adding Wi-Fi products to the complaints, the first Intel trial date is scheduled for June 2022 with a second trial expected a few months following the first.

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A confidential patent license and settlement agreement was reached with Buffalo, Inc.

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A patent infringement complaint was filed against LG Electronics in the Western District of Texas.

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ParkerVision is awaiting a new trial date in ParkerVision v. Qualcomm in the Middle District of Florida (Orlando division).

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The court delayed the trial, originally scheduled for July 2021, citing a backlog due to the pandemic, among other factors. All motions and pre-trial statements have been filed by the parties. The court is expected to set a pre-trial conference and trial date once it has completed ruling on the outstanding pre-trial motions.

Jeffrey Parker, Chairman and Chief Executive Officer, commented, “We were pleased this past quarter to be able to resolve our outstanding litigation with Buffalo, and we welcome the opportunity to do so with others as well. The favorable Markman decisions received this year from the Texas court help to clarify what we believe to be the strong merits of our cases against Intel, and we are now focused on preparation for at least two trials next year against Intel. Meanwhile, we look forward to our next Markman hearing in the Texas court which is scheduled for October 2021 in our cases against Hisense, ZyXel, and TCL.”

Mr. Parker continued, “The district court in Orlando continues to issue rulings on the outstanding motions in the Qualcomm case, and we believe the strong merits of our case remain unchanged based upon the court’s rulings to date.”

Financial Results

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Net loss for the second quarter of 2021 was $4.4 million, or $0.06 per common share, compared to a net loss of $3.6 million, or $0.08 per common share for the second quarter of 2020.

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The increase in net loss year-over-year is due to a $1.5 million increase in the change in fair value of the contingent payment obligations, offset by a $0.5 million, or 20%, decrease in operating expenses and a $0.2 million gain from forgiveness of the company’s 2020 Paycheck Protection Program loan.

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Net loss for the first half of 2021 was $6.9 million, or $0.10 per common share, compared to $11.5 million, or $0.27 per common share for the first half of 2020.

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The 40% decrease in year-to-date net loss is a result of a $2.4 million decrease in litigation fees and expenses in addition to the recognition in 2020 of approximately $2.2 million in noncash charges related to the modification of equity-related agreements with third parties.

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We used cash for operations of approximately $6.1 million in the first half of 2021 compared to approximately $3.0 million in cash used for operations in the first half of 2020. The increase is the result of a significant decrease in accounts payable and other current liabilities in 2021, resulting in a $3.8 million improvement in working capital.

About ParkerVision

ParkerVision, Inc. has designed and developed proprietary radio-frequency (RF) technologies that enable advanced wireless solutions for current and next generation wireless communication products. ParkerVision is engaged in a number of patent enforcement actions in the U.S. to protect patented rights that it believes are broadly infringed by others. For more information, please visit www.parkervision.com. (PRKR-I)

Safe Harbor Statement

This press release contains forward-looking information. Readers are cautioned not to place undue reliance on any such forward-looking statements, each of which speaks only as of the date made. Such statements are subject to certain risks and uncertainties that are disclosed in the Company’s SEC reports, including the Form 10-K for the year ended December 31, 2020 and the Forms 10-Q for the quarters ended March 31, 2021 and June 30, 2021. These risks and uncertainties could cause actual results to differ materially from those currently anticipated or projected.

Cindy French
Chief Financial Officer
ParkerVision, Inc
cfrench@parkervision.com

 (TABLES FOLLOW)

ParkerVision, Inc.
Balance Sheet Highlights

(in thousands)	(unaudited) June 30, 2021	December 31, 2020
Cash and cash equivalents	$1,487	$1,627
Prepaid expenses and other current assets	698	607
Intangible assets, net	1,974	2,170
Other noncurrent assets, net	46	52
Total assets	$4,205	$4,456

Current liabilities	$2,096	$5,989
Contingent payment obligations	41,515	38,279
Convertible notes	3,465	3,018
Other long-term liabilities	78	991
Shareholders’ deficit	(42,949)	(43,821)
Total liabilities and shareholders’ deficit	$4,205	$4,456

ParkerVision, Inc.
Summary Results of Operations
(unaudited)

	Three Months Ended		Six Months Ended
(in thousands, except per share amounts)	June 30,		June 30,
	2021	2020	2021	2020

Gross margin	$-	$-	$-	$-

Selling, general and administrative expenses	1,848	2,328	4,128	7,823
Total operating expenses	1,848	2,328	4,128	7,823

Other income	194	-	194	-
Interest expense	(78)	(115)	(115)	(301)
Change in fair value of contingent payment obligations	(2,674)	(1,142)	(2,824)	(3,382)
Total interest and other	(2,558)	(1,257)	(2,745)	(3,683)

Net loss	$(4,406)	$(3,585)	$(6,873)	$(11,506)

Basic and diluted net loss per common share	$(0.06)	$(0.08)	$(0.10)	$(0.27)

Weighted average shares outstanding	71,933	45,393	67,836	41,861

ParkerVision, Inc.
Summary of Cash Flows
 (unaudited)

	Six Months Ended
(in thousands)	June 30,
	2021	2020
Net cash used in operating activities	$(6,101)	$(2,977)
Net cash used in investing activities	(2)	(3)
Net cash provided by financing activities	5,963	3,466

Net (decrease) increase in cash & cash equivalents	(140)	486

Cash & cash equivalents - beginning of period	1,627	57

Cash & cash equivalents - end of period	$1,487	$543